EXHIBIT 4.21

DESCRIPTION OF THE REGISTRANT’S ORDINARY SHARES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a summary of the material terms of Amcor plc’s (“Amcor,” “we,” “our,” or “us”) ordinary shares, par value $0.05 per share, as set forth in our articles of association (the "Articles of Association") and the material provisions of the laws of Jersey, Channel Islands. Our ordinary shares are registered under Section 12 of the Exchange Act of 1934, as amended (the “Exchange Act”), and are listed on the New York Stock Exchange (the “NYSE”) under the trading symbol of “AMCR”. CHESS Depositary Interests (“CDIs”) representing our ordinary shares are traded on the Australian Securities Exchange (“ASX”). This summary does not purport to be complete and is qualified in its entirety by reference to our Articles of Association, which are filed as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.21 is a part.

Share Capital

The authorized share capital of Amcor is $100,000,000, divided into 1,800,000,000 ordinary shares of $0.05 par value each and 200,000,000 preferred shares of $0.05 par value each, which may be issued in such class or classes or series as our board of directors (“board”) may determine in accordance with our Articles of Association and the Companies (Jersey) Law 1991 (the “Jersey Companies Law”).

All ordinary shares have equal voting rights and no right to a fixed income and carry the right to receive dividends that have been declared by Amcor. The holders of ordinary shares have the right to receive notice of, and to attend and vote at, all general meetings of Amcor. The rights and obligations attaching to any preferred shares will be determined at the time of issue by our board in its absolute discretion and must be set forth in a statement of rights. Any preferred shares that are issued may have priority over the ordinary shares with respect to dividend or liquidation rights or both. We do not have any preferred shares issued and outstanding.

Our board may issue ordinary shares or preferred shares without further shareholder action, unless shareholder action is required by applicable law or by the rules of the NYSE, ASX or other stock exchange or quotation system on which any class or series of our ordinary shares may be listed or quoted.

Subject to our Articles of Association and the rights or restrictions attached to any shares or class of shares, if Amcor is wound up and the property of Amcor available for distribution among the shareholders is more than sufficient to pay (i) all the debts and liabilities of Amcor and (ii) the costs, charges and expenses of the winding up, the excess must be divided among the shareholders in proportion to the number of shares held by them, irrespective of the amounts paid or credited as paid on the shares. If Amcor is wound up, the directors or liquidator (as applicable) may, with the sanction of a special resolution of the shareholders of Amcor and any other sanction required by the Jersey Companies Law, divide among the shareholders the whole or any part of the assets of Amcor and determine how the division will be carried out as between the shareholders or different classes of shareholders.

CDIs are units of beneficial ownership in shares constituted under Australian law which may be held and transferred through the CHESS system. For further information regarding the CDIs, see "CHESS Depositary Interests" below. All references to shares in this summary will be deemed, where the context permits, also to be references to the CDIs.

Amcor's registered office address and the address where Amcor's register of members is maintained is 3rd Floor 44 Esplanade, St. Helier, Jersey JE4 9WG.

Organizational Documents; Governing Law

The rights of Amcor shareholders are governed by, among other things, our Articles of Association and the laws of Jersey, Channel Islands, including the Jersey Companies Law.

Voting Rights

Each ordinary share entitles the holder to one vote per share at any general meeting of shareholders. An ordinary resolution requires approval by the holders of a majority of the voting rights represented at a meeting, in person or by proxy, and voting thereon. A special resolution requires approval by the holders of two-thirds of the voting rights represented at a meeting, in person or by proxy, and voting thereon (or such greater majority as the Articles of Association may prescribe).

Voting rights with respect to any class of preferred shares (if any) will be determined by our board and set out in the relevant statement of rights for such class.

Neither Jersey law nor the Articles of Association restrict non-resident shareholders from holding or exercising voting rights in relation to our ordinary shares. There are no provisions in the Jersey Companies Law relating to cumulative voting.

No Preemptive Rights

Amcor shareholders do not have preemptive rights to acquire newly issued ordinary shares.

Variation of Rights

The rights attached to any class of ordinary shares, such as voting, dividends and the like, may, unless their terms of issue state otherwise, be varied by a special resolution passed at a separate meeting of the holders of shares of such class.

Certificated and Uncertificated Shares

Ordinary shares may be held in either certificated or uncertificated form. Every holder of certificated shares is entitled, without payment, to have a certificate for the shares that it owns executed under Amcor's seal or in such other manner as provided by our Articles of Association and the Jersey Companies Law.

Transfer of Shares

Generally, fully paid ordinary shares are issued in registered form and may be freely transferred pursuant to the Articles of Association unless the transfer is restricted by applicable securities laws or prohibited by another instrument.

Dividends

Our board may declare and pay any dividends from time to time as it may determine. Our board may rescind a decision to pay a dividend if it decides, before the payment date, that Amcor's financial position no longer justifies the payment. The payment of a dividend does not require shareholder confirmation or approval at a general meeting of the shareholders.

Holders of our ordinary shares are entitled to receive equally, on a per share basis, any dividends that may be declared in respect of ordinary shares by our board.

Our board may direct that a dividend will be satisfied from any available source permitted by law, including wholly or partly by the distribution of assets, including paid up shares or securities of another company. If Amcor declares cash dividends, such dividends will be declared in U.S. dollars.

Under the Jersey Companies Law, dividends may be paid from any source permitted by law (other than from nominal capital account and capital redemption reserve), subject to a requirement for the directors who are to authorize the payment of any dividend to make a statutory solvency statement.

Our Articles of Association permit our board to require that all dividend payments will be paid only through electronic transfer into an account selected by the shareholder rather than by a bank check.

No dividend or other monies payable on or in respect of a share will bear interest as against Amcor (unless the terms of the share specify otherwise).

If any dividend is unclaimed for at least 11 calendar months after issuance, our board may stop payment on the dividend and invest or otherwise make use of the unclaimed amount for the benefit of Amcor until claimed or otherwise disposed of according to the laws relating to unclaimed monies.

Alteration of Share Capital

Under the Jersey Companies Law, Amcor may, by special resolution of its shareholders: increase its share capital; consolidate and sub-divide; convert shares into or from stock; re-denominate any of its shares into another currency or reduce its share capital, capital redemption reserve or share premium account in any way.

Redeemable Shares

Our ordinary shares will not initially be redeemable. Pursuant to the Jersey Companies Law and our Articles of Association, our board may issue redeemable shares or convert existing non-redeemable shares, whether issued or not, into redeemable shares, which shares will be, in each case, redeemable in accordance with their terms or at the option of Amcor and/or at the option of the holder (provided that an issued non-redeemable share may only be converted into a redeemable share with the agreement of the holder or pursuant to a special resolution). The directors who are to authorize a redemption of shares are required to make a statutory solvency statement.

Purchase of Own Shares

Subject to the provisions of the Jersey Companies Law (including, for the avoidance of doubt, the requirement for a statutory solvency statement) and our Articles of Association, Amcor may purchase its own shares or CDIs and either cancel them or hold them as treasury shares.

Under Jersey law, Amcor's purchase of its own shares must be sanctioned by a special resolution of Amcor's shareholders (excluding the shareholder from whom Amcor proposes to purchase shares or CDIs). A special resolution is not required for a purchase by Amcor of its own shares for nil consideration. If the purchase is to be made on a securities exchange, the special resolution must specify the maximum number of shares or CDIs to be purchased, the maximum and minimum prices which may be paid, and the date on which the authority to purchase is to expire (which may not be more than five years after the date of the resolution). If the purchase is to be made otherwise than on a securities exchange, the purchase must be made pursuant to a written purchase contract approved in advance by a resolution of Amcor's shareholders (excluding the shareholder(s) from whom Amcor proposes to purchase shares or CDIs). If the purchase is to be made otherwise than on a securities exchange for nil consideration, the shares may be purchased pursuant to a written contract approved in advance by a resolution of the directors of Amcor.

Shareholder Meetings

Annual Meetings of Shareholders

Under Jersey law, Amcor must hold an annual general meeting once every calendar year and not more than 18 months may elapse between two successive annual general meetings, at such date, time and place as may be determined by our board.

A general shareholder meeting may only be called by a resolution of the board or as otherwise provided in the Jersey Companies Law.

Special Meetings of Shareholders

The board may, and upon request of shareholders as required by Jersey law (and as described below) must, convene an extraordinary general meeting of the shareholders.

Under the Jersey Companies Law, shareholders of Amcor holding 10% or more of the company's voting rights and entitled to vote at the relevant meeting may legally require the directors to call a meeting of shareholders. Upon receiving a requisition notice from shareholders, the board must call a special meeting as soon as practicable but in any case not later than two months after the date of the requisition. If the directors do not within 21 days from the date of the deposit of the requisition proceed to call a meeting to be held within two months of that date, the requisitionists, or any of them representing more than half of the total voting rights of all of them, may themselves call a meeting, but a meeting so called may not be held after three months from that date.

The requisition may require Amcor to circulate, to the shareholders who are entitled to receive notice of the special meeting, a statement of not more than 1,000 words on the objects of the meeting.

Notice of Meetings; Record Date

Under the Articles of Association and applicable stock exchange listing rules, the notice for a general meeting must be sent to all shareholders. The content of a notice of a general meeting called by the board is to be decided by the board, but it must designate the meeting as an annual or extraordinary general meeting and must state the general nature of the business to be transacted at the meeting and any other matters required by the Jersey Companies Law.

For the purpose of determining whether a person is entitled as a shareholder to attend or vote at a meeting and how many votes such person may cast, Amcor may specify in the notice a date not more than 60 days nor less than 10 days before the date fixed for the meeting, as the date for the determination of the shareholders entitled to receive notice of, attend or vote at the meeting or appoint a proxy.

Quorum

Under the Articles of Association, no business may be transacted at any general meeting unless a quorum (the holders of shares representing at least the majority of total voting rights of all shareholders entitled to vote at such meeting) is present in person or by proxy at the time when the meeting proceeds to business.

Action by Written Consent

The Articles of Association prohibit actions to be taken by unanimous written consent. Under the Articles of Association, any action required or permitted to be taken by shareholders or any class of them must be effected at a general meeting of Amcor or of the class in question and may not be effected by any consent or resolution in writing of the shareholders.

Shareholder Proposals

Under the Articles of Association, a shareholder of record who has the right to vote at an annual general meeting may, on giving notice to Amcor no more than 120 days and no less than 90 days before the date which is one year after the date of the previous annual general meeting, require Amcor to include a resolution to be proposed at the annual general meeting. Any proposed business must be a proper matter for shareholder action.

In addition, a shareholder of record who has the right to vote at general meetings may propose persons for nomination as directors subject to complying with the applicable requirements to be set forth in the Articles of Association, including delivery to Amcor of specified information on director nominees. Shareholder nominations must be made on notice of (i) in the case of annual general meetings, no more than 120 calendar days and no less than 90 days (in each case from the anniversary date of the preceding annual general meeting), or (ii) in the case of extraordinary general meetings called for the purpose of electing directors, not later than the 10th day following the day on which notice of the date of such meeting was mailed.

Conditions of Admission

Under the Articles of Association, the board and the chairperson of any general meeting may make any arrangement and impose any requirement or restriction it or he or she considers appropriate to ensure the safety of persons attending and the orderly conduct of a general meeting including, without limitation, requirements for identification to be produced by those attending the meeting, searches and the restriction of items that may be taken into the meeting place. The board and, at any general meeting, the chairperson are entitled to refuse entry to a person who refuses to comply with these arrangements, requirements or restrictions.

Board of Directors

Election of Directors

Amcor directors are appointed by Amcor's board of directors and shall hold office until the end of the next annual general meeting following such appointment. Under the Articles of Association, all directors are subject to annual re-election by shareholders. Directors will hold office until the conclusion of the next annual general meeting following his or her appointment, unless such director is re-elected at the general meeting.

Where the number of persons validly proposed for election or re-election as a director is greater than the number of directors to be elected, the persons receiving the most votes (up to the number of directors to be elected) will be elected as directors and an absolute majority of votes cast will not be a pre-requisite to the election of such directors.

Removal of Directors

Under the Articles of Association, a director may only be removed from office by ordinary resolution of Amcor shareholders as a result of:

•the director's conviction (with a plea of nolo contendere deemed to be a conviction) of a serious felony involving moral turpitude or a violation of U.S. federal or state securities law, but excluding a conviction based entirely on vicarious liability; or
•the director's commission of any material act of dishonesty (such as embezzlement) resulting or intended to result in material personal gain or enrichment of the director at the expense of the Company or any subsidiary and which act, if made the subject to criminal charges, would be reasonably likely to be charged as a felony.

For these purposes nolo contendere, felony, and moral turpitude have the meaning given to them by the laws of the United States of America or any relevant state thereof and shall include equivalent acts in any other jurisdiction.

Vacancies

The Articles of Association provide that any vacancy occurring on the Amcor board (whether caused by increase in size of the Amcor board, or by death, disability, resignation, removal, or otherwise) shall only be filled by a majority vote of the Amcor board then in office, even though fewer than a quorum.

Any directors appointed by the Amcor board to fill a vacancy will hold office until the next annual general meeting following his or her appointment.

Business Combinations with Interested Shareholders

Under the Articles of Association, Amcor is prohibited from engaging in any business combination with any "interested shareholder" for a period of three years following the time that such shareholder became an interested shareholder (subject to certain specified exceptions), unless (in addition to other exceptions) prior to such business combination the board approved either the business combination or the transaction which resulted in the shareholder becoming an "interested shareholder."

An "interested shareholder" is (subject to certain specified exceptions) any person (together with its affiliates and associates) that (i) owns more than 15% of Amcor's voting stock or (ii) is an affiliate or associate of Amcor and owned more than 15% of Amcor's voting stock within three years of the date on which it is sought to be determined whether such person is an "interested shareholder."

Disclosure of Shareholding Ownership

Holders of beneficial interests in Amcor ordinary shares must comply with the beneficial ownership disclosure obligations contained in section 13(d) of the Exchange Act and the rules promulgated thereunder.

Under the Articles of Association, Amcor may, by written notice, require any person whom Amcor knows or has reasonable cause to believe to hold an interest in Amcor ordinary shares or to have held an interest at any time during the three years prior, to confirm whether that is the case and give further information as to their interest as requested.

Where a person fails to comply with such notice within the reasonable time period specified in the notice or has made a statement which is false or inadequate, then, unless the Amcor board determines otherwise, the following restrictions will apply to the applicable shares and to any new shares issued in right of those shares for so long as such person remains in default under the notice:

•no voting rights will be exercisable in respect of those shares;

•any dividend or other distribution payable in respect of those shares will be withheld by Amcor without interest; and

•no transfer of those shares will be registered except for an "excepted transfer".

An "excepted transfer" means a transfer:

•pursuant to acceptance of a takeover offer under the Jersey Companies Law;

•made through the NYSE, ASX or any other stock exchange on which Amcor ordinary shares are normally traded; or

•of the whole of a person's beneficial interest in the shares to an unaffiliated third party.

CHESS Depositary Interests

CDIs are quoted and traded on the financial market operated by ASX. Ordinary shares are not traded on the financial market operated by the ASX. This is because ASX's electronic settlement system, known as CHESS, cannot be used directly for the transfer of securities of issuers, such as Amcor, incorporated in countries whose laws do not recognize CHESS as a system to record uncertificated holdings or to electronically transfer legal title. CDIs have been created to facilitate electronic settlement and transfer in Australia for companies in this situation.

CDIs are a type of depositary receipt which provide the holder with ultimate beneficial ownership of the underlying ordinary shares of Amcor. The legal title to these ordinary shares is held by Cede & Co., with CHESS Depositary Nominees Pty Ltd (ABN 75 071 346 506), a wholly-owned subsidiary of ASX, which we refer to as the “Depositary Nominee,” holding the beneficial title to those ordinary shares on behalf of CDI holders.

Each CDI represents a beneficial interest in one ordinary share and, unlike ordinary shares, each CDI can be held, transferred and settled electronically through CHESS.

CDIs are traded electronically on the financial market operated by the ASX. However, there are a number of differences between holding CDIs and ordinary shares. The major differences are that:

•CDI holders do not have legal title in the underlying ordinary shares to which the CDIs relate (the chain of title in the ordinary shares underlying the CDIs is summarized above);

•CDI holders are not able to vote personally as shareholders at a meeting of Amcor. Instead, ASX operation rules provide for a process for CDI holders to provide instruction to the Depositary Nominee in relation to the exercise of voting rights; and

•CDI holders will not be directly entitled to certain other rights conferred on holders of ordinary shares, including the right to apply to a Jersey court for an order on the grounds that the affairs of Amcor are being conducted in a manner which is unfairly prejudicial to the interests of Amcor shareholders; and the right to apply to the Jersey Financial Services Commission to have an inspector appointed to investigate the affairs of Amcor.

Alternatively, CDI holders can convert their CDIs into Amcor ordinary shares in sufficient time before the relevant meeting, in which case they will be able to vote personally as shareholders of Amcor.

Application of Standard Table

The "standard table" of provisions under the Jersey Companies Law does not apply.

Material Differences Between Rights of Holders of Amcor’s Ordinary Shares and Rights of Holders of the Common Stock of Delaware Corporations
Jersey, Channel Islands, companies are governed by the Jersey Companies Law. The Jersey Companies Law differs from laws applicable to Delaware corporations and their shareholders. Set forth below is a summary of some significant differences between the provisions of the Jersey Companies Law applicable to Amcor and, for comparison purposes, the laws applicable to companies incorporated in the State of Delaware and their shareholders.

Corporate law issue	Delaware law	Jersey Law
Special Meetings of Shareholders	Shareholders generally do not have the
right to call meetings of shareholders unless that right is granted in the certificate of incorporation or by-laws.

However, if a corporation fails to hold its annual meeting within a period of 30 days after the date designated for the annual meeting, or if no date has been designated for a period of 13 months after its last annual meeting, the Delaware Court of Chancery may order a meeting to be held upon the application of a shareholder.

Under Delaware corporate law, a corporation is required to set a minimum quorum of one-third of the issued and outstanding shares for a shareholders meeting.

The Jersey Companies Law does not provide for a shareholder right to put a proposal before the shareholders at the annual general meeting. However, under the Jersey Companies Law, shareholders holding 10% or more of the company’s voting rights and entitled to vote at the relevant meeting may require the directors to call a meeting of shareholders. This must be held as soon as practicable but in any case not later than two months after the date of the deposit of the requisition. The requisition shall state the objects of the meeting. The requisition may require Amcor to circulate, to the shareholders who are entitled to receive notice of the special meeting, a statement of not more than 1,000 words on the objects of the meeting.

Pursuant to the Articles of Association, no business may be transacted at a general meeting, except the election of a chairperson and the adjournment of the meeting, unless a quorum of members is present when the meeting proceeds to business.

Under the Jersey Companies Law, the quorum requirements for shareholders meetings can be prescribed in a company’s articles of association. The Articles of Association provide that a quorum is persons holding or representing by proxy, attorney or Representative (as defined in the Articles of Association) at least a majority of the voting power of the shares entitled to vote at such meeting.
Interested Shareholders Transactions	The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned more than 15% of the target’s outstanding voting stock within the past three years.	The Jersey Companies Law has no comparable provision. As a result, Amcor cannot avail itself of the types of protections afforded by the Delaware business combination statute. However, although Jersey law does not regulate transactions between a company and its significant shareholders, as a general matter, such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Interested Shareholders Transactions (continued)	This has the effect of limiting the ability of a potential acquirer to make a two tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.
Interested Director Transactions	Interested director transactions are
permissible and may not be legally voided if:
•    either a majority of disinterested directors, or a majority in interest of holders of shares of the corporation’s capital stock entitled to vote upon the matter, approves the transaction upon disclosure of all material facts; or
• the transaction is determined to have been fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the shareholders.	An interested director must disclose to the company the nature and extent of any interest in a transaction with the company, or one of its subsidiaries, which to a material extent conflicts or may conflict with the interests of the company and of which the director is aware. Failure to disclose an interest entitles the company or a shareholder to apply to the court for an order setting aside the transaction concerned and directing that the director account to the company for any profit.
A transaction is not voidable and a director is not accountable notwithstanding a failure to disclose an interest if the nature and extent of the director’s interest in the transaction are disclosed in reasonable detail to:
•    all the other directors, if a majority of the directors without a conflicting interest in the transaction authorize the transaction; or
•    the shareholders eligible to vote, if a special resolution confirming the transaction is passed (requiring a two-thirds majority of the shareholders voting).
For the purposes of the first bullet point above, directors with a conflicting interest may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee that authorizes the transaction.

Although it may still order that a director account for any profit, a court will not set aside a transaction unless it is satisfied that the interests of third parties who have acted in good faith would not thereby be unfairly prejudiced and the transaction was not reasonable and fair in the interests of the company at the time it was entered into.

Cumulative Voting	Under Delaware corporate law, unless otherwise provided in the certificate of incorporation, any action to be taken at any annual or special meeting of shareholders of a corporation may be taken by written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take that action at a meeting at which all shareholders entitled to vote were present and voted. In addition, a corporation may eliminate the right of shareholders to act by written consent through amendment to its certificate of incorporation. All consents must be dated and are only effective if the requisite signatures are collected within 60 days of the earliest dated consent delivered.	Under the Articles of Association, shareholders may not pass a resolution by written consent.
Approval of Corporate Matters by Written Consent	Under Delaware corporate law, unless otherwise provided in the certificate of incorporation, any action to be taken at any annual or special meeting of shareholders of a corporation may be taken by written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take that action at a meeting at which all shareholders entitled to vote were present and voted. In addition, a corporation may eliminate the right of shareholders to act by written consent through amendment to its certificate of incorporation. All consents must be dated and are only effective if the requisite signatures are collected within 60 days of the earliest dated consent delivered.	Under the Articles of Association, shareholders may not pass a resolution by written consent.
Business Combinations and Asset Sales	With certain exceptions, a merger, consolidation, or sale of all or substantially all of the assets of a Delaware corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon.	The Jersey Companies Law allows for the merger of two companies into either one consolidated company or one company merged into another so as to form a single surviving company. The merger or consolidation of two or more companies under the Jersey Companies Law requires the directors of the constituent companies to enter into and to approve a written merger agreement (in certain, but not all, circumstances), which must also be authorized by a special resolution of the shareholders of each constituent company (which as noted above requires the affirmative vote of no less than two-thirds of the votes cast at a quorate general meeting (or such higher threshold as may be set out in a company’s articles of association)). In relation to any merger or consolidation under the Jersey Companies Law, unlike dissenting shareholders of a Delaware corporation, dissenting shareholders of a Jersey company have no appraisal rights that would provide the right to receive payment in cash for the judicially determined fair value of the shares.

Business Combinations and Asset Sales (continued)	However, under Jersey law, dissenting shareholders may object to the Court on the grounds they are unfairly prejudiced by the merger.
The Jersey Companies Law provides that where a person has made an offer to acquire a class or all of the company’s outstanding shares not already held by the person and has as a result of such offer acquired or contractually agreed to acquire 90% or more of such outstanding shares, that person is then entitled (and may be required) to acquire the remaining shares. In such circumstances, a holder of any such remaining shares may apply to the courts of Jersey for an order that the person making such offer not be entitled to purchase the holder’s shares or that the person purchase the holder’s shares on terms different than those under which the person made such offer.
In addition, where the company and its creditors or shareholders or a class of either of them propose a compromise or arrangement between the company and its creditors or our shareholders or a class of either of them (as applicable), the courts of Jersey may order a meeting of the creditors or class of creditors or of the company’s shareholders or class of shareholders (as applicable) to be called in such a manner as the court directs. Any compromise or arrangement approved by a majority in number representing 75% or more in value of the creditors or 75% or more of the voting rights of shareholders or class of either of them (as applicable) if sanctioned by the court, is binding upon the company and all the creditors, shareholders or members of the specific class of either of them (as applicable). Whether the capital of the company is to be treated as being divided into a single or multiple class(es) of shares is a matter to be determined by the court.
The court may in its discretion treat a single class of shares as multiple classes, or multiple classes of shares as a single class, for the purposes of the shareholder approval referred to above, taking into account all relevant circumstances, which may include circumstances other than the rights attaching to the shares themselves.
The Jersey Companies Law contains no specific restrictions on the powers of directors to dispose of assets of a company. As a matter of general law, in the exercise of those powers, the directors must discharge their duties of care and act in good faith, for a proper purpose and in the best interests of the company.

Election and Removal of Directors	Under Delaware corporate law, unless
otherwise specified in the certificate of incorporation or bylaws of a corporation, directors are elected by a plurality of the votes of the shares entitled to vote on the election of directors and may be removed with or without cause (or, with respect to a classified board, only with cause unless the certificate of incorporation provides otherwise) by the approval of a majority of the outstanding shares entitled to vote.
As permitted by the Jersey Companies Law and pursuant to the Articles of Association, directors of Amcor can be appointed and removed in the manner described in the section headed “Board of Directors” above.
Fiduciary Duties of Directors	Under Delaware corporate law, a
director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components, the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director must act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.
Under the Jersey Companies Law, a director of a Jersey company, in exercising the director’s powers and discharging the director’s duties, has a fiduciary duty to act honestly and in good faith with a view to the best interests of the company; and a duty of care to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Customary law is also an important source of law in the area of directors’ duties in Jersey as it expands upon and provides a more detailed understanding of the general duties and obligations of directors. The Jersey courts view English common law as highly persuasive in this area. In summary, the following duties will apply as manifestations of the general fiduciary duty under the Jersey Companies Law: a duty to act in good faith and in what he or she bona fide considers to be the best interests of the company; a duty to exercise powers for a proper purpose; a duty to avoid any actual or potential conflict between his or her own and the company’s interests; and a duty to account for profits and not take personal profit from any opportunities arising from his or her directorship, even if he or she is acting honestly and for the good of the company. However, the articles of association of a company may permit the director to be personally interested in arrangements involving the company (subject to the requirement to have disclosed such interest).
Under the Articles of Association, a director who has an interest in a matter that is being considered at a meeting of the Board (as defined in the Articles of Association) may, despite that interest, be present and be counted in a quorum at the meeting, unless that is prohibited by the Jersey Companies Law, but may not vote on the matter if such interest is one which to a material extent conflicts or may conflict with the interests of the Company and of which the director is aware, and in respect of any such matter the decision of the chairperson of the meeting shall be final.

Limitations on Director’s Liability and Indemnification of Directors and Officers	A Delaware corporation may include, subject to certain exceptions, in its certificate of incorporation provisions limiting the personal liability of its directors and officers to the corporation or its shareholders for monetary damages for many types of breach of fiduciary duty. However, these provisions may not limit liability for any breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, the authorization of unlawful dividends, stock purchases, or redemptions, or any transaction from which a director derived an improper personal benefit.
Moreover, these provisions would not be likely to bar claims arising under
U.S. federal securities laws.
A Delaware corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in defense of an action, suit, or proceeding by reason of his or her position if (i) the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and (ii) with respect to any criminal action or proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful.
The Jersey Companies Law does not contain any provision to limit the liabilities of directors for a breach of fiduciary duty. However, subject to the Articles of Association, a company may indemnify against all expenses, (including legal fees) and all judgments, fines and amounts paid in settlement and reasonably incurred in connection with any proceedings, any person who:
•    is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, by reason of the fact that the person is or was an officer (including a director and also including the company secretary) of the company; or
•    is or was, at the request of the company, serving as an officer of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.
*However, the above does not apply to an officer unless that person has acted honestly and in good faith and in what they believed to be in the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.
The termination of any proceedings by any judgment, order, settlement or conviction does not by itself create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the company or that the person had reasonable cause to believe that their conduct was unlawful.
If an officer is successful in defence at the final disposition of any proceedings, the company may indemnify the person against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.
Expenses (including legal fees) incurred by an officer in defending any proceedings may be paid by the company in advance of the final disposition of such proceedings provided that the officer provides and undertaking to repay the amount if it is ultimately determined that the person is not entitled to be indemnified by the company.
The Articles of Association provide that Amcor must indemnify each Officer on a full indemnity basis and to the full extent permitted by law against all losses, liabilities, costs, charges and expenses incurred by the Officer as a present or former director or officer of the Company or of a related body corporate.
An officer may, subject to any limitations of the Jersey Companies Law, enforce any provisions of the Articles that indemnifies its officers.

Limitations on Director’s Liability and Indemnification of Directors and Officers (continued)	However an indemnity is unenforceable against the company to the extent that it purports to indemnify a person who did not act in accordance with the paragraph asterisked (*) above.
Variation of Rights of Shares	Under Delaware corporate law, a
corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.
Under Jersey law and the Articles of Association, if Amcor’s share capital is divided into more than one class of shares, the rights attached to any class of shares may, unless their terms of issue state otherwise, be varied (i) with the written consent of the holders of two-thirds of the shares of the class; or (ii) by a special resolution passed at a separate meeting of the holders of shares of the class.
Under Jersey law, a variation which increases a benefit to a share class is not treated as a variation of a class right of that class of shares.
A company may specify within its articles of association what constitutes a variation of the rights of any class of members of the company.
Appraisal Rights	A shareholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights under which the shareholder may receive cash in the amount of the fair value of the shares held by that shareholder (as determined by a court) in lieu of the consideration the shareholder would otherwise receive in the transaction.	In relation to any merger or consolidation under the Jersey Companies Law, unlike dissenting shareholders of a Delaware corporation, dissenting shareholders of a Jersey company have no appraisal rights that would provide the right to receive payment in cash for the judicially determined fair value of the shares.
However, under Jersey law, dissenting shareholders may object to the Court on the grounds they are unfairly prejudiced by the merger and the Court’s powers extend to specifying terms of acquisition different from those of the offer (which could include terms as to price or form of consideration).

Shareholder Suits	Class actions and derivative actions generally are available to the shareholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste, and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.	Under Article 141 of the Jersey Companies Law, a shareholder may apply to court for relief on the ground that the conduct of a company’s affairs, including a proposed or actual act or omission by a company, is “unfairly prejudicial” to the interests of shareholders generally or of some part of shareholders, including at a minimum the shareholder making the application.
Under Article 143 of the Jersey Companies Law (which sets out the types of relief a court may grant in relation to an action brought under Article 141 of the Jersey Companies Law), the court may make an order regulating the affairs of a company, requiring a company to refrain from doing or continuing to do an act complained of, authorizing civil proceedings and providing for the purchase of shares by a company or by any of its other shareholders. There may be customary personal law actions available to shareholders which would include certain derivate and other actions to bring proceedings against the directors of the company as well as the company.

In principle, Amcor will normally be the proper plaintiff and a class action or derivative action may not be brought by a minority shareholder. However, a minority shareholder can seek in limited circumstances agreement from the court for special dispensation if the shareholder can show:
•    that there are wrongdoers in control of the company;
•    those wrongdoers are using their power to prevent anything being done about it;
•    the wrongdoing is unconscionable and oppressive; and
•    in certain other limited circumstances.
Under the Articles of Association, unless the Jersey Companies Law or any other Jersey law provides otherwise or unless the Board determines otherwise, the Royal Court of Jersey is the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of Amcor; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of Amcor to Amcor or its members, creditors or other constituents; (iii) any action asserting a claim against Amcor or any director or officer of Amcor arising pursuant to any provision of the Jersey Companies Law or the Articles of Association; or (iv) any action asserting a claim against Amcor or any director or officer of Amcor governed by the internal affairs doctrine. This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or

Shareholder Suits (continued)		other employees, which may discourage such lawsuits.
Inspection of Books and Records	All shareholders of a Delaware
corporation have the right, upon written demand, to inspect or obtain copies of the corporation’s shares ledger and its other books and records for any purpose reasonably related to such person’s interest as a shareholder.
Shareholders of Amcor will have the right under the Jersey Companies Law to inspect Amcor’s register of shareholders and, provided certain conditions are met, to obtain a copy. Shareholders of Amcor will also be able to inspect the minutes of any shareholder meetings.
The register of directors and secretaries must during business hours (subject to such reasonable restrictions as the company may by its articles of association or in general meeting impose, but so that not less than two hours in each business day be allowed for inspection) be open to the inspection of a shareholder or director of the company without charge and, in the case of a public company or a company which is a subsidiary of a public company, of any other person on payment of such sum (if any), not exceeding £5, as the company may require.

Amendments of Governing Documents	Amendments to the certificate of incorporation of a Delaware corporation require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon or such greater vote as is provided for in the certificate of incorporation. A provision in the certificate of incorporation requiring the vote of a greater number or proportion of the directors or of the holders of any class of shares than is required by Delaware corporate law may not be amended, altered or repealed except by such greater vote. Bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors.	The memorandum of association and articles of association of a Jersey company may only be amended by special resolution passed by shareholders in general meeting or by written resolution passed in accordance with its articles of association.
Dissolution and Winding Up	Under the Delaware General
Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares.
Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with a dissolution initiated by the board of directors.
Under the Jersey Companies Law and the Articles of Association, Amcor may be voluntarily dissolved, liquidated or wound up by a special resolution of the shareholders. In addition, a company may be wound up by the courts of Jersey if the court is of the opinion that it is just and equitable to do so or that it is expedient in the public interest to do so.
Alternatively, a creditor with a claim against a Jersey company of not less than
£3,000 may apply to the Royal Court of Jersey for the property of that company to be declared en désastre (being the Jersey law equivalent of a declaration of bankruptcy). Such an application may also be made by the Jersey company itself without having to obtain any shareholder approval.